EXHIBIT 10.1

CONTRACT OF SALE

between

VICON INDUSTRIES, INC.
Seller

and

SCIEGEN PHARMACEUTICALS, INC.
Purchaser

Property:

89 Arkay Drive
Hauppauge, Town of Smithtown, New York 11788

Tax Map No. 181. -3-2.13
County of Suffolk, State of New York

TABLE OF CONTENTS

ARTICLE 1.         Sale and Purchase of the Property.
ARTICLE 2.         Purchase Price.
ARTICLE 3.         Closing;Vicon Lease.
ARTICLE 4.         Conditions to Closing; Financing Not a Condition to Closing.
ARTICLE 5.         Permitted Exceptions.
ARTICLE 6.         State of Title.
ARTICLE 7.         Representations and Related Covenants.
ARTICLE 8.         Condition of the Property; Hazardous Materials.
ARTICLE 9.         Closing Documents and Deliveries.
ARTICLE 10.        Apportionments.
ARTICLE 11.        Taxes and Other Expenses.
ARTICLE 12.        Brokerage.
ARTICLE 13.        Merger Provision.
ARTICLE 14.        Acceptance of Deed; Survival.
ARTICLE 15.        Condemnation; Casualty.
ARTICLE 16.        Remedies.
ARTICLE 17.        Assignment; Benefit and Burden; Section 1031 Applicability.
ARTICLE 18.        Downpayment Provisions.
ARTICLE 19.        No Oral Modification or Reliance by or Benefit to Third-Parties.
ARTICLE 20.        Severability.
ARTICLE 21.        Governing Law and Venue.
ARTICLE 22.        Captions.
ARTICLE 23.        Notices.
ARTICLE 24.        Counterparts.
ARTICLE 25.        Terminology.
ARTICLE 26.        Non-Recordability.

EXHIBITS

Exhibit A    Description of Land
Exhibit B    Description of Trade Fixtures
Exhibit C    Permitted Encumbrances
Exhibit D    Existing Environmental Report

CONTRACT OF SALE
THIS AGREEMENT (this “Agreement”) made as of April 17, 2013 between VICON INDUSTRIES, INC., a New York corporation, having an office at 89 Arkay Drive, Hauppauge, New York 11788 (“Seller”), and SCIEGEN PHARMACEUTICALS, INC., a New York corporation, having an address at 620 Old Willets Path, Hauppauge, New York 11788 (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller is the owner in fee of that certain land situate, lying and being in the Town of Smithtown, County of Suffolk, State of New York, and described in Exhibit A attached hereto, which land is commonly known by the street address 89 Arkay Drive, Hauppauge, Town of Smithtown, New York, and identified as 181-3-2.13 on the Tax Map of the County of Suffolk (the “Land”), together with the improvements located thereon (such improvements, as the same may be replaced, altered or otherwise modified from time to time, are herein called the "Improvements"), and all easements, rights of way, air rights, subsurface rights, strips, gores, sewer rights, water, water courses, water rights and powers, licenses, privileges, hereditaments and appurtenances that are part of or inure to the benefit of the Land and the Improvements and any guarantees, licenses, approvals, certificates, permits and warranties relating to the Land and Improvements or the personal property being conveyed hereunder, to the extent assignable, if any (collectively, the “Intangibles” (the Land, the Improvements and Intangibles are herein collectively called the "Property");
WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the provisions and the mutual covenants and agreements hereinafter set forth, and subject to the terms, conditions, and contingencies hereof, Seller and Purchaser hereby agree as follows:
ARTICLE 1.Sale and Purchase of the Property.

Section 1.01    Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller the Property, subject to the terms, covenants, conditions and contingencies hereinafter set forth.

Section 1.02    The sale and purchase contemplated hereby (and, accordingly, the term "Property") shall not include any of the trade fixtures and property identified on Exhibit B annexed hereto or any personal property located within or upon the Property (herein collectively called "Seller's Personal Property"). Notwithstanding the foregoing, the kitchen appliances are included in the sale with the exception of the ice maker. Purchaser is advised that the trash compactor at the Property may belong to the carter and that the rooftop satellite dish may belong to the telecommunications company currently providing service to the Property; accordingly, same may be removed by such carter or telecommunications company or may be abandoned in place.

ARTICLE 2.Purchase Price.

Section 2.01    The purchase price for the Property shall be $6,350,000.00 (the “Purchase Price”), payable by Purchaser as follows:

(a) $417,500.00 as a downpayment (the “Downpayment”), made simultaneously herewith by official bank check or wire transfer, subject to collection, and payable to the order of Schoeman, Updike & Kaufman, LLP as Escrow Agent (“Escrow Agent”) pursuant to the provisions of Section 16.02 and Article 18 of this Agreement, of which $100,000.00 shall be deemed the “Non-Refundable Portion of the Downpayment” and $317,500.00 shall be deemed the “Refundable Portion of the Downpayment”; and

(b)The balance of the Purchase Price (the “Balance”) on the Closing Date (as hereinafter defined), by an unendorsed official bank teller's check or cashier's check issued by a bank which is a member of the New York Clearing House payable in immediately available funds to the order of Seller or, at Seller's option, by Federal Funds wire transfer to an account or accounts designated by Seller at least two (2) business days prior to the Closing Date.

ARTICLE 3.Closing.

Section 3.01    The closing of title (the “Closing”) shall take place on or about the Scheduled Closing Date (as hereinafter defined) at the offices of Schoeman, Updike & Kaufman, LLP, 551 Fifth Avenue, New York, New York, or, if Purchaser obtains financing from a commercial lender and/or a commitment for economic benefits from the Suffolk County Industrial Development Agency (“SCIDA”), at the offices of the attorneys for the lender or SCIDA provided such offices are in the County of Suffolk, County of Nassau or the County of New York, State of New York. The date on which the Closing actually occurs is the “Closing Date.”

Section 3.02    The "Scheduled Closing Date" shall mean the date on or about August 15, 2013. Neither party may adjourn the Scheduled Closing Date to a date beyond August 29, 2013, as of which date TIME SHALL BE OF THE ESSENCE.

ARTICLE 4.Conditions to Closing; Financing Not a Condition to Closing.

Section 4.01    During the period (the “Due Diligence Period”) commencing on the date hereof and ending at 5:00 P.M. Eastern Standard Time on the 60th day following the date of execution and delivery of this Agreement by both Seller and Purchaser, Purchaser shall have the right to have the Property inspected during reasonable hours, after reasonable notice to Seller, and to obtain the following inspection report with respect to the Property, at Purchaser's sole cost and expense: An environmental assessment (the “Phase I Report”) from a licensed environmental inspection laboratory or a licensed engineer (the “Inspection Company”) with respect to the presence or absence of Hazardous Substances (hereinafter defined) at the Property.

Section 4.02    Purchaser shall cause a copy of each environmental assessment, inspection and/or report (the “Report”), including any Phase I and Phase II environmental assessments and any testing results, to be delivered to Seller prior to the expiration of the Due Diligence Period. Purchaser may elect to cancel this Agreement, by written notice (the “Termination Notice”) to Seller delivered on or before the last day of the Due Diligence Period, if the Environmental Report is unacceptable to Purchaser. If Purchaser so elects to terminate this Agreement, then this Agreement shall terminate, whereupon (i) the Refundable Portion of the Downpayment shall be returned to Purchaser, and (ii) Seller shall be entitled to retain the Non-Refundable Portion of the Downpayment, and (iii) thereafter Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination hereof.

Section 4.03    During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to conduct a Phase II Environmental Assessment or make any other intrusive tests without Seller's prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 4.04    Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys' fees), claim or damage caused by the inspection or testing of the Property by Purchaser, its agents, consultants or representatives, which obligation shall survive the termination of this Agreement.

Section 4.05    TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PURCHASER'S ACTIONS PURSUANT TO THIS ARTICLE 4.

Section 4.06    Purchaser's obligation to purchase the Property shall not be contingent or conditioned upon Purchaser's ability to obtain, or Purchaser's receipt of, financing of any kind.

ARTICLE 5.Permitted Exceptions.

Section 5.01    The Property is sold and shall be conveyed, and Purchaser shall accept title to the Property, subject to the matters described on Exhibit C (collectively, the “Permitted Exceptions”).

ARTICLE 6.State of Title.

Section 6.01    At the Closing, Seller shall deliver, and Purchaser shall accept, such title to the Property as a reputable title insurance company licensed by the State of New York (the “Title Company”) shall be willing to insure subject only to the Permitted Exceptions.

Section 6.02    Within fifteen (15) days after the date of this Agreement, Purchaser shall at Purchaser's expense make application to cause title to the Property to be searched and examined by the Title Company, and shall instruct the Title Company to deliver directly to each of Purchaser and Seller copies of the title report, tax and departmental searches, a survey and survey reading (the “Title Report”), and any updates or continuations thereof and supplements thereto ordered by Purchaser or otherwise issued by the Title Company (each, a "Title Update").

Section 6.03    Within ten (10) business days of receipt of the Title Report from the Title Company and in any event no later than thirty (30) days following the date of this Agreement (and within five (5) business days after receipt of any Title Update), Purchaser shall deliver to Seller written notice (an “Objection Notice”) specifying any item or items in the Title Report (or, as the case may be, the Title Update), other than any Permitted Exceptions, to which Purchaser objects (any such specified item being herein called an “Objection”). Purchaser shall be deemed to have waived any such item or items if it does not specify the same as an Objection in an Objection Notice within the pertinent aforementioned period.

Section 6.04    Seller shall have the following rights and obligations with respect to discharging, or attempting to discharge, any Objections:

(a)Seller shall be obligated to discharge the following Objections: (i) any Objection that constitutes a mortgage encumbering the Property; and (ii) any Objection that constitutes a mechanic's lien of record resulting from work that Seller has performed or caused to be performed at the Property, (iii) any other mortgage or encumbrance placed upon the Property by Seller which can be satisfied by the payment of money; and (iv) any federal or other tax lien against the Property with respect to taxes that are delinquent. Nothing in this subparagraph shall be deemed to impose any obligation on Seller to discharge any Objection as to which there is a bona fide dispute or to institute any litigation.

(b)Except for Objections delineated in Section 6.04(a) hereof, Seller shall have the right, but not the obligation, to discharge (or attempt to discharge) any Objections, and, in that regard, may, but shall not be obligated to, (i) bring any action or proceeding or (ii) incur any expense or liability (contingent or otherwise) to discharge (or attempt to discharge) any Objections, the determination as to whether to undertake or not undertake any such action to be Seller's in Seller's sole and absolute discretion.

(c)Seller, by written notice to Purchaser, shall have the unilateral right (but not the obligation), from time to time and at anytime (including on any date theretofore set as the Scheduled Closing Date), to postpone the Scheduled Closing Date for a number of days, up to an aggregate maximum of ninety (90) days, for the purposes of discharging, or attempting to discharge, any Objections. Any such postponement shall be to a business day, and shall be for a period of not less than three (3) days.

Section 6.05    Except for Objections delineated in Section 6.04(a) hereof, if Seller determines not to discharge any Objections, or, after attempting to discharge any Objections, is unable to do so, then (I) Seller shall so notify Purchaser, (II) Seller shall have no liability to Purchaser on account thereof, and (III) Purchaser shall have the right to elect either (a) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (b) to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to the preceding clause (b), then this Agreement shall terminate, whereupon (i) the Downpayment shall be returned to Purchaser, and (ii) thereafter, Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination hereof. Purchaser shall make its election between clauses (a) and (b) of the immediately preceding sentences by written notice to Seller given not later than the fifth (5th) business day after the receipt by Purchaser of notice from Seller of Seller's inability or unwillingness to discharge any Objections. If Purchaser shall fail to give such notice as aforesaid, Purchaser shall be deemed to have elected clause (a) above and this Agreement shall remain in full force and effect without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller.

Section 6.06    For all purposes of this Agreement, an Objection shall be deemed “discharged” by Seller if either:
(a)    the Title Company shall be willing to omit such Objection as an exception to Purchaser's title insurance coverage with respect to the Property (or, if the Title Company is not willing to so omit such Objection, another reputable title insurance company licensed in the State of New York and designated by Seller shall be willing to issue Purchaser title insurance, with coverage that so omits such Objection); or

(b)    the Title Company (while unwilling to omit such Objection as an exception to Purchaser's title insurance coverage with respect to the Property) shall be willing in the case of any Objection constituting a covenant or other restriction affecting (or purporting to affect) the Property, to issue affirmative insurance against the enforcement of such Objection against the Property (other than to an extent that would not interfere, in any material respect, with Purchaser's contemplated use of the Property in accordance with applicable zoning laws, rules and regulations).

Section 6.07    Seller may, if Seller so elects in Seller's sole discretion, (i) use any portion of the Balance to discharge any Objection(s) or (ii) deposit with the Title Company any monies (which may include a portion of the Purchase Price) and/or deliver to the Title Company any documents (which may include indemnities) sufficient to effectuate the discharge of any Objections in accordance with the provisions of this Agreement. If written request is made by Seller or Seller's attorneys within a reasonable time prior to the Closing Date, Purchaser shall deliver separate checks of the type specified in Section 2.01(b), or at Seller's option, wire funds to separate accounts, aggregating no more than the amount of the Balance, to facilitate the discharge of any Objections and the discharge of Seller's other monetary obligations under this Agreement, including the payment of any real estate transfer taxes. Purchaser shall not be entitled to object to the manner of discharge of any Objection if such Objection is discharged consistent with the provisions of this Agreement.

ARTICLE 7.Representations and Related Covenants.

Section 7.01    Seller's Basic Representations. Seller represents, as of the date hereof, that:

(a)Seller is a corporation duly organized and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Agreement.

(b)The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller and does not require the consent of any third party. The individual executing this Agreement on behalf of Seller has the authority to bind Seller to the terms of this Agreement.

(c)Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(d)Seller shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury's Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, on the transactions described in this Agreement. Seller is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Agreement.

(e)Seller's execution of this Agreement and the performance of its obligations hereunder will not violate any agreement or other instrument to which Seller is a party or by which Seller or the Property are bound, which violation would materially and adversely affect the Property or the ability of Seller to perform its obligations under this Agreement.

(f)The Land and the Improvements have direct access to a public street.

(g)Seller has received no notice of any currently active actual or proposed taking in condemnation of all or any part of the Property, and has no knowledge of any actual or proposed taking in condemnation of all or any part of the Property.

(h)As of the date of this Agreement, Seller has not received any notice of any increase in the assessed valuation of the Premises over the current assessed valuation, or of any imposition of a special assessment other than any assessment(s) shown on the most recent real estate tax bill for the Land and Improvements.

(i)There (i) are no judgments, orders, decrees, writs or injunctions of any kind against Seller and (ii) is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which, in the case of either (i) or (ii) would materially and adversely affect the Property or the ability of Seller to perform its obligations under this Agreement.

(j)Seller holds fee simple title to the Property.

(k)There are no outstanding rights of first refusal, rights of reverter or rights of first offer relating to the Property or any interest therein.

(l)There are no employment agreements, union contracts or other management or operating agreements regarding the Property to which Seller is a party which will be binding on Purchaser after the Closing (unless Purchaser elects to assume or continue same).

(m)There will be no bills or claims for labor performed and materials furnished to or for the benefit of the Property which will be binding on Purchaser after the Closing.

The phrase “to Seller's knowledge” or terms of similar import shall mean the actual knowledge of Kenneth Darby or John Badke.
Section 7.02    Purchaser's Basic Representations. Purchaser represents and warrants, as of the date hereof, that:
(a)Purchaser is a New York corporation duly organized under the laws of the State of New York and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Agreement; and
(b)The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser and do not require the consent of any third party. The individual executing this Agreement on behalf of Purchaser has the authority to bind Purchaser to the terms of this Agreement.
(c)Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.
(d)There (i) are no judgments, orders, decrees, writs or injunctions of any kind against Purchaser and (ii) is no action, suit or proceeding pending against Purchaser in any court or by or before any other governmental agency or instrumentality which, in the case of either (i) or (ii), would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.
(e)Purchaser shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury's Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, on the transactions described in this Agreement. Purchaser is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Agreement.

Section 7.03    Leases; Etc.
(a)Seller represents and warrants, as of the date hereof, that (i) there are no leases, tenancies or other occupancy agreements (collectively, "Occupancy Agreements") affecting the Property, except for Occupancy Agreements that will expire or can be terminated by Seller on or prior to the Closing, and (ii) there are no service contracts, employment agreements and/or union agreements (collectively, "Service Contracts") affecting the Property that will be binding on Purchaser after the Closing.
(b)Between the date hereof and the Closing, Seller, without the consent of Purchaser, shall not (i) enter into any Occupancy Agreements affecting the Property, except for one or more Occupancy Agreements with Seller Affiliates or vendors of Seller that (in each case) will expire or can be terminated by Seller on or prior to the Closing, or (ii) enter into any Service Contract affecting the Property, except for a Service Contract that can be terminated (or otherwise made to no longer affect the Property) by Seller on or prior to the Closing. On or prior to the Closing, Seller shall terminate any then existing Occupancy Agreements or Service Contracts, such obligation of Seller to survive the Closing. The term "Seller Affiliate" shall mean Vicon Industries, Inc. or any firm, corporation, or other entity directly or indirectly controlled by, in control of or under common control with Seller or Vicon Industries, Inc.
(c)The representations and warranties made by Seller pursuant to Section 7.03(a) hereof shall be deemed remade as of the Closing. Such representations and warranties shall survive the Closing.

ARTICLE 8.Condition of the Property; Hazardous Substances.

Section 8.01    Purchaser shall accept the Property in its “as is” condition as of the date hereof, subject to reasonable wear and tear (it being acknowledged that “reasonable wear and tear” shall mean no material change in the condition of the Property); provided that Article 15 of this Agreement, rather than this Section, shall govern damage caused by casualty or condemnation. Seller agrees to maintain its existing property insurance on the Property to the date of the Closing. During the term of this Agreement, Purchaser shall have the right to inspect the Property during reasonable times and upon reasonable prior notice.

Section 8.02    Purchaser acknowledges and agrees that, Seller has not made and does not make any representations or warranties of any kind (except as expressly set forth herein) and shall have no liability or obligation, with respect to any matter relating to the Property including (i) expenses, operation, rental income, income-producing potential, physical condition, gross and rentable square footage of the Property, access, fitness for any specific use, including the present use of the Property, merchantability or habitability of the Property or any portion thereof, (ii) any Violations and liens, if any, arising from the Property or any certificates of occupancy for the Property, (iii) any patent or latent defect in or about the Property, (iv) any zoning or other laws pertaining to the Property or this transaction, (v) the presence or absence of asbestos or any Hazardous Substances (as hereinafter defined) on, at, in, under, beneath emanating from or affecting the Property, (vi) the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility in or about the Property, (vii) any licenses, permits, approvals or commitments from governmental authority(ies) in connection with the Property, or (viii) any other matter affecting or relating to the Property including the state of title of the Property.

Section 8.03    Purchaser acknowledges that it is being given full and fair opportunity to perform and complete its due diligence and that, if Purchaser has not terminated this Agreement prior to the expiration of the Due Diligence Period, then Purchaser has had adequate opportunity to complete its due diligence and has completed its due diligence with respect to the Property (including the review of the due diligence materials made available by Seller or otherwise to Purchaser for the Property, including the Existing Environmental Report (as hereinafter defined)) and that Purchaser has approved all aspects of the Property, subject to provisions of Article 6 hereof, and has elected to proceed with the purchase of the Property pursuant to the terms hereof. Without limiting the foregoing in any respect, Purchaser expressly represents, warrants, and agrees that Purchaser is aware of the environmental condition of the Property and has had a full and fair opportunity to inspect the Property for the presence of any Hazardous Substances on, at, in, under, beneath, emanating from or affecting the Property. The term "Existing Environmental Report" shall mean the assessments and reports listed on Exhibit D annexed hereto. Purchaser has been advised that the Existing

Environmental Report was prepared for Seller's or Seller's mortgagee's own internal purposes and that Seller makes no representation or warranty concerning the accuracy of such reports or with respect to the condition of the Property. Purchaser acknowledges and agrees that Purchaser has not relied on such reports, and that Purchaser is relying, and will rely, entirely on its own investigation of the Property.

Section 8.04    Purchaser, for itself and its successors and assigns (including any permitted assignees or successors as Purchaser hereunder or any owner of the Property claiming by, through or under Purchaser, directly or indirectly, immediately or remotely), hereby absolutely waives in perpetuity, and agrees that neither it nor any of its successors and assigns shall make, any claim for damages, contribution, indemnification or otherwise against Seller (and/or any Seller Affiliates) which Purchaser or any of its successors or assigns may already or hereafter have or discover in connection with Hazardous Substances on, in, at, under, beneath, emanating from or affecting the Property, or in connection with any voluntary or required removal or remediation thereof (including claims relating to the release, threatened release, disturbance, emission or discharge of Hazardous Substances). Seller (and all Seller Affiliates) shall have no liability to Purchaser, or any of its successors or assigns, with regard to Hazardous Substances on, at, in, under, beneath, emanating from or affecting the Property. Such waiver of liability shall cover, without limitation, any and all liability to Purchaser (or any of its successors or assigns), both known and unknown, present and future, for any and all environmental liabilities, including any and all strict and other liabilities, costs, claims, fines, penalties and damages under any and all Environmental Laws with respect to investigating, remediating, mitigating, removing, treating, encapsulating, containing, monitoring, abating, or disposing of any Hazardous Substance and any costs incurred to comply with Environmental Laws.

Section 8.05    For purposes of this Agreement:
(a)“Hazardous Substances” shall mean any (i) “hazardous substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or (ii) “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or (iii) “hazardous materials” as defined under the Hazardous Materials Transportation Authorization Act, 49 U.S.C. Section 5101 et seq., or (iv) “hazardous waste” as defined under New York Environmental Conservation Law, Section 27‑0901 et seq., (v) “hazardous substance” as defined under the Clean Water Act, 33 U.S.C. Section 1321 et seq., (vi) “petroleum” within the meaning of Article 12 of the New York State Navigation Law, (vii) asbestos containing materials, or (viii) any other element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under any Environmental Laws.

(b)“Environmental Laws” shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S. 655 et seq., the New York Inactive Hazardous Waste Disposal Sites Law, N.Y. ECL §27-1301 et seq., the New York Control of the Bulk Storage of Petroleum Law, N.Y. ECL §17-1001 et seq., the New York Oil Spill Prevention, Control and Compensation Act, Navigation Law §170-202, the N.Y. Labor Law §241, the Control of Lead Poisoning, N.Y. Pub. Health Law §1370 et seq. and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct concerning any hazardous, toxic, radioactive, biohazardous or dangerous waste, substance or materials, including any regulations adopted and publications promulgated with respect thereto.

Section 8.06    In no event shall Seller be liable or bound in any manner by any express or implied warranty, guarantee, promise, statement, representation or information pertaining to the Property made or furnished (in writing or otherwise) by any broker, attorney, consultant, agent, employee, servant or other person representing or purporting to represent Seller or otherwise. In no event whatsoever shall any director, officer, shareholder, member, parent, manager, affiliate, employee, or agent of Seller have any obligation or liability arising from, or in connection with, this Agreement or the transactions contemplated herein.

Section 8.07    The provisions of this Article 8 shall survive the Closing.

ARTICLE 9.Closing Documents and Deliveries.

On the Closing Date:
Section 9.01    Seller shall execute, acknowledge and deliver a bargain and sale deed, with covenant against grantor's acts, in favor of Purchaser, which deed shall contain the covenant required by Section 13 of Article 2 of the New York Lien Law (the “Deed”). Purchaser shall cause such Deed to be recorded.

Section 9.02    If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller's board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law and the deed referred to in §9.01 shall also contain a recital sufficient to establish compliance with such law.

Section 9.03    Seller shall deliver possession of the Property vacant, broom clean, and in the condition required by this Agreement, and keys therefor.

Section 9.04    Seller shall deliver checks to the order of the appropriate officers or the Title Company in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority or the Title Company unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and Form RP-5217.

Section 9.05    Seller shall deliver an affidavit of Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section.

Section 9.06    Seller shall assign any and all assignable warranties affecting the Property. Seller also agrees to deliver any plans, licenses and permits relating to the Property which Seller has in its possession to the extent not located at the Property.

Section 9.07    Purchaser shall complete and sign all required real property transfer tax returns and all tax reports (such as RP-5217), and cause the Title Company to deliver all such returns and reports and the checks in payment of such taxes to the appropriate officers promptly after the Closing.

Section 9.08    Purchaser shall deliver the Balance, pursuant to Section 2.01(b) hereof.

Section 9.09    Seller and Purchaser shall each make such other payments which are required by this Agreement to be made by it at the Closing.

Section 9.10    Seller and Purchaser shall each execute, acknowledge and/or deliver any and all other documents or other items which are required by this Agreement to be executed, acknowledged and/or delivered by Seller and/or Purchaser, as the case may be, at the Closing.

ARTICLE 10.Apportionments.

Section 10.01    The following apportionments shall be made between the parties at the Closing and shall be computed as of 11:59 P.M. on the day prior to the Closing Date:

(a) real estate taxes, water charges, and sewer charges, if any, on the basis of the fiscal period for which assessed (except that if there is a water meter on the Property than apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available);
(b) fuel, if any.
(c) If, at the Closing, the Premises shall be affected by an assessment which is or may become payable in annual installments, all installments allocable to the period following the Closing shall be Purchaser's responsibility.
Section 10.02    If the Closing Date or the stated expiration date of the Lease, as the case may be, shall occur before a new tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of real estate taxes shall be recomputed. Any discrepancy resulting from such re-computation shall be promptly corrected, which obligation shall survive the Closing.

Section 10.03    Seller is currently disputing a charge of approximately $24,559.70 on its real estate tax bill that relates to sewer charges assessed in or about 2012. If such dispute is not resolved prior to Closing, Purchaser shall execute such documentation as is required to enable Seller to continue to contest such charge and, if Purchaser should receive a refund of all or part of such charge after the Closing by way of refund or reduction or credit against real estate taxes, Purchaser shall promptly so advise Seller and pay Seller the amount of such refund, reduction or credit.

Section 10.04    Any errors or omissions in computing apportionments shall be promptly corrected, which obligations shall survive the Closing.

Section 10.05    The provisions of this Article 10 shall survive the Closing.

ARTICLE 11.Taxes and Other Expenses.

Section 11.01    Seller shall pay the real property transfer taxes imposed in connection with the sale and purchase of the Property hereunder as provided in Section 9.04 above.

Section 11.02    Purchaser shall pay all state, city, county and municipal recording fees and premiums, and fees for title examination and title insurance obtained by Purchaser in connection with the transaction contemplated by this Agreement, and all related charges and costs in connection therewith including in connection with any survey.

Section 11.03    Purchaser shall pay all costs and expenses incurred in connection with its purchase of the Property and any financing thereof, including any environmental inspection reports prepared in connection therewith, and the fees and expenses of Purchaser's legal counsel and other advisors.

Section 11.04    Seller shall pay the fees and expenses of Seller's legal counsel and other advisors.

Section 11.05    The provisions of this Article 11 shall survive the Closing.

ARTICLE 12.Brokerage

Section 12.01    Seller represents and warrants to Purchaser that it has not hired, retained or dealt with any broker, finder, consultant, person, firm, or corporation in connection with the negotiation, execution or delivery of this Agreement or the transaction contemplated hereby, other than Newmark Grubb Knight Frank (“Newmark”), Seller's broker, and Metro Realty Services, LLC (“Metro”), Purchaser's broker. Seller shall pay Newmark any commission due Newmark, by separate agreement. Newmark shall be responsible for paying Metro any commission, fees or other compensation due Metro pursuant to separate agreement between Newmark and Metro; and neither Seller nor Purchaser shall have any obligation with respect to the payment of Metro.

Section 12.02    Seller covenants that should any claim be made against Purchaser for any commission or other compensation (a) by Newmark by reason of Seller's failure to pay Newmark its commission or (b) by any other broker, finder, person, firm or corporation based upon or alleging negotiations, dealings or communications with Seller in connection with this transaction or the Property, Seller shall indemnify and hold Purchaser harmless from any and all damages, expenses (including attorneys' fees and disbursements) and liability arising from such claim. Notwithstanding the foregoing, Seller shall not indemnify or hold harmless Purchaser from any claim by Metro.

Section 12.03    Purchaser represents and warrants to Seller that it has not hired, retained or dealt with any broker, finder, consultant, person, firm, or corporation in connection with the negotiation, execution or delivery of this Agreement or the transaction contemplated hereby, except that Purchaser has dealt with Newmark (whose commission is to be paid by Seller by separate agreement) and Metro (whose commission is to be paid by Newmark).

Section 12.04    Purchaser covenants that should any claim be made against Seller for any commission or other compensation by any broker, finder, person, firm or corporation (other than Newmark) based upon or alleging negotiations, dealings or communications with Purchaser in connection with this transaction or the Property, Purchaser shall indemnify and hold Seller harmless from any and all damages, expenses (including attorneys' fees and disbursements) and liability arising from such claim.

Section 12.05    The provisions of this Article 12 shall survive the termination of this Agreement and/or the Closing.

ARTICLE 13.Merger Provision.

All understandings and agreements heretofore had between the parties hereto with respect to the subject matter of this Agreement are merged in this Agreement, which alone completely expresses their agreement with respect to such subject matter, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement. Purchaser expressly acknowledges that Seller has not undertaken, nor does it have, any duty of disclosure to Purchaser with respect to the Property or anything related thereto or to the transactions contemplated hereby.
ARTICLE 14.Acceptance of Deed; Survival.

The acceptance of the Deed by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements, warranties or representations made by Seller in this Agreement, except for those contained in provisions of this Agreement which, pursuant to the express provisions hereof, survive the Closing.
ARTICLE 15.Condemnation; Casualty.

Section 15.01     If, during the period between the date hereof and the Closing, the Town of Smithtown or any other governmental authority having a power of eminent domain shall initiate any condemnation or eminent domain proceedings (“Taking Proceedings”) which might result in the taking of the Property or any part thereof (the "Taking"), then, in any such event, (I) Seller shall so notify Purchaser, (II) Seller shall have no liability to Purchaser on account thereof, (III) if such proceedings might result in a Taking of all or any portion of the Improvements, all or any portion of the parking lot on the Land (unless such taking is immaterial), and/or any material portion of the Land and Improvements, Purchaser shall have the right to elect either (a) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (b) to terminate this Agreement, and (IV) with respect to any other Taking, this Agreement shall not terminate but shall remain in full force and effect. If Purchaser elects to terminate this Agreement pursuant to the preceding clause (III) (b), then this Agreement shall terminate, whereupon (i) the Downpayment shall be returned to Purchaser, and (ii) thereafter, Purchaser and Seller shall have no further liability or obligations under this Agreement except with respect to the provisions hereof which by their terms expressly survive the termination hereof. If clause III applies, Purchaser shall make its election between subclauses (a) and (b) of clause III by written notice to Seller given not later than the fifth (5th) business day after the receipt by Purchaser of notice from Seller of condemnation or eminent domain proceedings. If Purchaser shall fail to give such notice as aforesaid, Purchaser shall be deemed to have elected subclause (a) above of Clause III and this Agreement shall remain in full force and effect. If this Agreement is not terminated by reason of any such Taking Proceedings, then this Agreement shall remain in full force and effect, and Seller and Purchaser shall proceed to effectuate the Closing under all the terms of this Agreement, subject, however, to the following: (1) Purchaser shall accept the Property subject to the Taking Proceedings (or, if the Taking shall have occurred prior to the Closing, Purchaser shall accept the remaining portions of the Property), without any adjustment to the Purchase Price on account thereof; (2) Seller, prior to the Closing, shall, in consultation with Purchaser, and at Purchaser's sole cost and expense, make all filings and other submissions required of the owner of the Property prior to the Closing in order to preserve and/or apply for any and all claims for any condemnation award on account of such Taking Proceedings, provided, however, that Seller shall not settle any such claims without Purchaser's approval, which approval Purchaser shall not unreasonably withhold; and (3) Seller, at the Closing, shall (x) pay to Purchaser an amount equal to any condemnation award theretofore received by Seller on account of such Taking, and (y) assign and transfer to Purchaser all of Seller's right, title and interest in and to any condemnation award which may thereafter be paid on account of such Taking. Notwithstanding the foregoing, if, and to the extent, any of Seller's Personal Property is condemned as part of any such Taking, Seller shall be entitled to receive and retain the portion of any such condemnation awards allocable thereto.

Section 15.02    If, prior to the Closing, there shall occur damage to the Property caused by fire or other casualty which would cost less than $300,000.00 (the “Casualty Threshold”) to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, then Purchaser shall not have the right to terminate this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty, shall deliver to Purchaser any such proceeds actually paid to Seller less the Reimbursable Amounts (hereinafter defined), and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible. If prior to the Closing there shall occur damage to the Property caused by fire or other casualty which would cost an amount equal to the Casualty Threshold or more to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, then Purchaser may elect to terminate this Agreement by notice given to Seller and Escrow Agent within ten (10) days after Seller has given Purchaser notice that such damage occurred, or at the Closing, whichever is earlier, as of which date TIME SHALL BE OF THE ESSENCE, upon which termination, Escrow Agent shall deliver the Downpayment to Purchaser, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, then the Closing shall take place as herein provided, without adjustment of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty less the Reimbursable Amounts, shall deliver to Purchaser any such proceeds or awards actually paid to Seller, and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller. The term “Reimbursable Amounts” shall mean costs and expenses actually and reasonably incurred by or for the account of Seller in connection with fire or other casualty for (x) compliance with governmental ordinances, orders or requirements of any governmental department, agency or bureau having jurisdiction of the Property, (y) safeguarding the Property or any part thereof, including any protective restoration or (z) emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carrier).

Section 15.03    The parties hereby waive the provisions of Section 5-1311 of the New York General Obligations Law, and agree that the same shall not apply to this Agreement.

ARTICLE 16.Remedies.

Section 16.01    If Seller defaults in its obligation to effectuate the Closing hereunder, Purchaser shall be entitled, as Purchaser's sole and exclusive remedy, to either (a) terminate this Agreement and receive a refund of the Downpayment and be reimbursed by Seller for the reasonable cost of any environmental assessments, title reports, and surveys obtained by Purchaser in connection with its proposed purchase of the Property and its attorneys' fees incurred in connection with its proposed purchase, to the extent such costs and fees do not exceed, in the aggregate, $15,000.00, or (b) seek specific performance of this Agreement. Purchaser waives any and all rights to bring any other legal proceeding for such default.

Section 16.02    Purchaser acknowledges that (i) Seller, by executing and delivering this Agreement, will be forgoing other opportunities to sell the Property, and (ii) Seller, in entering into this Agreement, has agreed to do so only if the Downpayment is paid to Seller unconditionally and on a non-refundable basis (except as expressly provided herein), as liquidated damages in the event that Purchaser fails to effectuate the Closing as and when required hereunder. Seller and Purchaser agree that it would be impractical and extremely difficult, if not impossible, to fix actual damages that would be suffered by Seller as a result of such failure. The parties therefore agree that if Purchaser defaults in its obligation to effectuate the Closing hereunder, then Seller, as its sole remedy on account thereof, may terminate this Agreement by written notice to Purchaser, whereupon Seller shall be entitled to retain the Downpayment as liquidated damages on account of such default, and thereafter neither party shall have any further rights or obligations hereunder other than those which, pursuant to the express provisions hereof, survive the termination of this Agreement. The parties have consulted with their respective advisors and attorneys and have negotiated with each other and have agreed upon an amount for the Downpayment that both believe is fair and reasonable under the circumstances and a suitable proxy for actual damages. The payment of the Downpayment to Seller as liquidated damages is not intended to be a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller and is a reasonable estimate of the damages that will be incurred by Seller if Purchaser defaults in its obligation to purchase the Property hereunder. Purchaser covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default.

Section 16.03    If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller's ability to sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including the filing of any lis pendens or other form of attachment against the Property), then the named Purchaser (and any assignee of Purchaser's interest hereunder) shall be liable for, and indemnify and hold harmless Seller from and against any and all loss, cost, damage, liability or expense (including reasonable attorneys' fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser.

Section 16.04    Nothing contained in this Article 16 shall in any way limit any indemnification obligation of Seller or Purchaser pursuant to this Agreement. This Article 16 shall expressly survive the termination of this Agreement.

ARTICLE 17.Assignment; Benefit and Burden; Section 1031 Applicability.

Section 17.01    Neither this Agreement nor any of the rights of Purchaser hereunder (nor the benefit of such rights) may be assigned or encumbered by Purchaser, in whole or in part, without Seller's prior written consent, and any purported assignment or encumbrance without Seller's prior written consent shall be void and constitute a default hereunder.

Section 17.02    Neither the consent of Seller to an assignment by Purchaser, nor the assignment itself, shall release Purchaser in any respect from the performance or observance of any of the covenants to be performed or observed by Purchaser under this Agreement, Purchaser in such case being primarily and jointly and severally liable with each assignee, nor shall such consent or assignment relieve the permitted assignee from obtaining Seller's prior written consent to any further assignment.

Section 17.03    This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective legal representatives, successors in interest and assigns.

Section 17.04    Each of Purchaser and Seller has informed the other that in connection with the transaction contemplated hereby it may be effectuating an exchange pursuant to Section 1031 of the Internal Revenue Code, and the regulations promulgated thereunder. To facilitate such exchange, and as a material inducement to enter into this Agreement, Purchaser and Seller each consents (i) to an assignment by the other party of this Agreement or of any of such other party's rights hereunder to a Qualified Intermediary (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)) and (ii) to take such other actions as are reasonably necessary to facilitate such like-kind exchange, which shall in no event involve Seller or Purchaser acquiring title to or owning any replacement property on behalf of the other or the party not participating in such exchange incurring material expenses (unless such expenses, if material, are reimbursed by the other party) or material liability, unless the party incurring any such material liability is indemnified or otherwise held harmless by the other party in a manner satisfactory to it. Seller and Purchaser each agrees to reasonably cooperate with the other in effectuating the like-kind exchange and to execute all documents reasonably necessary in connection therewith subject to the conditions set forth in the preceding sentence and otherwise in this Section 17.04. Purchaser and Seller each acknowledges that Purchaser's purchase of the Property and/or Seller's sale of the Property pursuant to a like-kind exchange is not, and shall in no event be construed as, a condition of this transaction, and in no event shall Seller or Purchaser have any liability to the other in respect of such like-kind exchange if such like-kind exchange is not effectuated for any reason.

ARTICLE 18.Downpayment Provisions.

Section 18.01    All sums paid on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) shall be paid by official bank check drawn to the order of and delivered to “Schoeman, Updike & Kaufman, LLP as Escrow Agent” (“Escrow Agent”) or by wire transfer to Escrow Agent. Escrow Agent shall, upon receipt of the Downpayment and clearance of the funds, pay the Non-Refundable Portion of the Downpayment to Seller. The Escrow Agent shall hold the Refundable Portion of the Downpayment in escrow in a special bank account at Citibank, N.A. located at 330 Madison Avenue, New York, New York 10017 (or as otherwise agreed in writing by Seller, Purchaser and Escrow Agent) until the Closing or sooner termination of this Agreement and shall pay over or apply the Refundable Portion of the Downpayment in accordance with the terms of this Section. Escrow Agent shall hold the Refundable Portion of the Downpayment in an interest or dividend bearing account, and such interest or dividends shall be paid to the same party entitled to the Refundable Portion of the Downpayment, and the party receiving such interest shall pay any income taxes thereon. Escrow Agent shall not be responsible for any interest on the Refundable Portion of the Downpayment except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Refundable Portion of the Downpayment prior to the date interest is posted thereon or for any loss of the Refundable Portion of the Downpayment or interest caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Refundable Portion of the Downpayment is deposited. Each of the parties, upon Escrow Agent's request, shall promptly furnish to Escrow Agent a completed and executed Form W-9, together with such other information as Escrow Agent shall reasonably require. At the Closing, the Refundable Portion of the Downpayment and the interest thereon, if any, shall be paid by Escrow Agent to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 10 day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final and non‑appealable judgment of a court. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. If the Refundable Portion of the Downpayment is deposited in a money market account, dividends thereon shall be treated, for purposes of this Section, as interest.

Section 18.02    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Downpayment in accordance with the provisions of this Agreement, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence.

Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

Section 18.03    Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

Section 18.04    If Escrow Agent is Seller's attorney, Escrow Agent or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrow Agent is in possession of the Downpayment and continues to act as Escrow Agent.

Section 18.05    Escrow Agent may act or refrain from acting in respect of any matter referred to in this Section in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

Section 18.06    All payments of Purchaser on account of the Downpayment, and Purchaser's expenses for title examination (not to exceed $1,000.00), are hereby made a lien against the Property. Said lien shall not continue or exist after any default by Purchaser hereunder.

ARTICLE 19.No Oral Modification or Reliance by or Benefit to Third-Parties.

Section 19.01    This Agreement may not be amended, modified or terminated, nor may any provision hereof be waived, except by a written instrument signed by both Purchaser and Seller.

Section 19.02    No person or entity other than a party to this Agreement shall be entitled to rely on this Agreement, and this Agreement is not made for the benefit of any person or entity not a party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

ARTICLE 20.Severability.

If any provision of this Agreement or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.
ARTICLE 21.Governing Law and Venue.

The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of New York. All actions or proceedings relating to this Agreement shall be litigated only in courts located within the County of Suffolk and State of New York. Each party hereby subjects itself to the jurisdiction and venue of any state or federal court located within the County of Suffolk and State of New York.

ARTICLE 22.Captions.

The captions of the various Articles in this Agreement are for convenience only and do not, and shall not be deemed to, define, limit or construe the contents of such Articles.
ARTICLE 23.Notices.

Section 23.01    Any notice, demand or other communication (each, a “notice”) that is given or rendered pursuant to this Agreement by either Seller or Purchaser to the other party, shall be (i) given or rendered, in writing, (ii) addressed to the other party at its required address(es) for notices delivered to it as set forth in Section 23.02 below, and (iii) delivered via either (x) hand delivery, or (y) nationally recognized courier service (e.g., Federal Express, Express Mail). Any such notice shall be deemed given or rendered, and effective for purposes of this Agreement, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery). Notices from either party (to the other) may be given or rendered by its counsel.

Section 23.02    The required address(es) of each party for notices delivered to it is (are) as set forth below. Each party, however, may, from time to time, designate an additional or substitute required address(es) for notices delivered to it (provided, that such designation must be made by notice given in accordance with this Article 23).

If to Seller:	Nancy Ann Connery, Esq. Schoeman, Updike & Kaufman LLP 551 Fifth Avenue New York, New York 10176
with a copy to:	Vicon Industries, Inc. 89 Arkay Drive Hauppauge, New York 11788 Attn: Kenneth Darby, President
If to Purchaser: With a copy to:
ScieGen Pharmaceuticals, Inc.
620 Old Willets Path
Hauppauge, New York 11788
Attn: Renee Reynolds, Chief Financial
Officer

Peter L. Curry, Esq.
Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556-1320

ARTICLE 24.Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
ARTICLE 25.Terminology.

As used in this Agreement, (i) the phrase “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question, (ii) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section, unless expressly so stated, (iii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, (iv) the term “person” shall mean a natural person, a corporation, a limited liability company, and/or any other form of business or legal association or entity, and (v) the term "business day" shall mean any day other than a Saturday, Sunday or Federal or New York State holiday.
ARTICLE 26.Non-Recordability.

This Agreement shall not be recorded by Purchaser and all recordation officers are hereby directed not to record this Agreement. Any recordation by Purchaser shall be a default by Purchaser hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first above written.
SELLER:

VICON INDUSTRIES, INC.

By:    /s/ Kenneth M. Darby
Name: Kenneth M. Darby
Title: Chief Executive Officer
Federal Tax ID#: 11-2160665

PURCHASER:

SCIEGEN PHARMACEUTICALS, INC.

By    /s/ Pailla M. Reddy
Name: Pailla M. Reddy
Title: Chief Executive Officer
Federal Tax ID#: 30-0597093

EXHIBIT A

SCHEDULE A DESCRIPTION

ALL THAT CERTAIN PLOT, PIECE, OR PARCEL OF LAND, SITUATE, LYING, AND BEING AT HAUPPAUGE, IN THE TOWN OF SMITHTOWN, COUNTY OF SUFFOLK AND STATE OF NEW YORK KNOWN AND DESIGNATED AS PART OF LOT 6 ON A CERTAIN MAP ENTITLED “MAP OF SUFFOLK COUNTY BUSINESS CENTER, SECTION NO. 2” AND FILED IN THE OFFICE OF THE CLERK OF THE COUNTY OF SUFFOLK ON AUGUST 31, 1978 AS MAP NUMBER 6715, BEING MORE PARTICULARLY BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF ARKAY DRIVE; SAID POINT OR PLACE OF BEGINNING BEING 98.42 FEET EASTERLY AS MEASURED ALONG THE SOUTHERLY SIDE OF ARKAY DRIVE FROM THE EASTERLY END OF A 40 FOOT RADIUS CURVE WHICH CONNECTS THE SOUTHERLY SIDE OF ARKAY DRIVE WITH THE EASTERLY SIDE OF ADAMS AVENUE;

RUNNING THENCE EASTERLY FROM SAID POINT OR PLACE OF BEGINNING, ALONG THE SOUTHERLY SIDE OF ARKAY DRIVE, NORTH 86 DEGREES 44 MINUTES 08 SECONDS EAST A DISTANCE OF 519.37 FEET TO A POINT;

RUNNING THENCE SOUTHERLY, SOUTH 3 DEGREES 15 MINUTES 52 SECONDS EAST A DISTANCE OF 425.00 FEET TO A POINT;

RUNNING THENCE WESTERLY, SOUTH 86 DEGREES 44 MINUTES 08 SECONDS WEST A DISTANCE OF 519.37 FEET TO A POINT;

RUNNNING THENCE NORTHERLY, NORTH 3 DEGREES, 15 MINUTES 52 SECONDS WEST A DISTANCE OF 425.00 FEET TO THE SOUTHERLY SIDE OF ARKAY DRIVE AND THE POINT OR PLACE OF BEGINNING.

FOR INFORMATION ONLY: DISTRICT 0800 SECTION 181.00 BLOCK 03.00 LOT 002.013

EXHIBIT B

SCHEDULE OF EQUIPMENT AND TRADE FIXTURES

Ice maker
Kitchen counter on wheels
Air Compressor
Showroom fixtures, including shelving and cabinetry
Telecommunications and telephone racks and equipment
Office modules

EXHIBIT C

PERMITTED ENCUMBRANCES

(a)any state of facts (including those relating to physical condition or variations in location or dimension) that (x) are disclosed in that certain survey of the Property prepared by Barrett, Bonacci & VanWeele, P.C. dated Dec. 23, 1997 (the "Existing Survey"), or (y) that would be disclosed by either an accurate survey of the Property, or a personal inspection of the Property, provided that any state of facts referred to in clause (y) that are not disclosed by the Existing Survey will not interfere, in any material respect, with Purchaser's contemplated use of the Property in accordance with applicable zoning laws, rules and regulations;
(b)all covenants, easements, reservations, restrictions, agreements and other matters which are (x) of record, as of the date hereof, and disclosed in that certain title policy with respect to the Property issued by Chicago Title Insurance Company under title number 9708-02922 and dated as of January 29, 1998, or (y) disclosed by that certain title certification with respect to the Property issued by First American Title Company under title number 3020-579921;
(c)all grants, licenses or other rights (if any) existing on the date hereof in favor of any public or private utility company or governmental entity for, or pertaining to, utilities, sewers, water mains or drainage, which are of record or, if not of record, which would not materially interfere with Purchaser's use of the Property in accordance with applicable zoning laws, rules and regulations;
(d)any and all present and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders (including, without limitation, any of the foregoing relating to zoning, building and environmental protection) (collectively, “Laws”) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any bureau, board, commission, legislature, department or other governmental body having jurisdiction over or affecting the Property, excluding liens arising from any violation of Laws arising from the current use of the Land and Improvements;
(e)all notations and/or notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction over or affecting the Property (collectively, “Violations”), except to the extent of any liens based upon assessed and unpaid fines arising out of any Violations;
(f)any lien for real estate taxes and government impositions of any kind that are not yet due and payable, including but not limited to town taxes, county taxes, village taxes, school taxes, library taxes, fire department taxes, special assessments, business improvement district charges, water and sewer taxes, rents and charges, and other governmental charges and impositions;
(g)any other matter that that is either (i) waived by Purchaser, (ii) deemed waived by Purchaser pursuant to the terms of Section 6.03 hereof, or (iii) an Objection (hereinafter defined) which is deemed "discharged" pursuant to the terms of Section 6.06 hereof; and
(h)the standard printed exceptions, and exclusions to coverage, set forth in the form of title policy utilized by the Title Company.

EXHIBIT D
Existing Environmental Report

1.	Environmental Site Assessment/Phase I Investigation, dated December 16, 1997, prepared by Impact Environmental.

2.	Environmental Quality Assessment, dated October 11, 1999, issued by Impact Environmental to KeyBank National Association.